March 31, 2010

Dear Shareholder,

Enclosed is your dividend of $0.01 per share.  This will be the fourth quarter at a reduced dividend rate.  The Board of Directors and management took this step as a capital preservation measure during what has proved to be a severe and difficult period.  It was the right thing to do.  It was distasteful for all parties.  As earnings improve over time, higher dividends will return.

The recession of 2007 – 2009 appears to be coming to a long awaited end.  Various economic indices are increasingly signaling recovery.  The debate now revolves around the strength, duration and extent of recovery.  There are such signs in the M&F market area as well.  The most telling indicator, unemployment, has proven once again to be a lagging indicator.

The exposure to acquisition, construction and development lending certainly has been identified and is being aggressively dealt with at no small cost.  The market for such is beginning to move at a deliberate pace and with soft pricing.

The outlook for 2010 is for improvement.  The extraordinary magnitude of loss and provision in 2009 has passed.  The challenges of 2010 are yet substantial.  The internal adjustments of structure, focus, personnel and risk management are in place.  The focus in M&F is becoming more future-oriented and the outlook is more positive.  After a very harsh winter, spring has finally arrived.  Activity, though not robust, has picked up.  As spring gives way to the summer of 2010 the pace of economic activity and recovery should be positive and quickened.

The 10-K is now in your hands with the detailed account of 2009.  Please read it.  We remind you of the 2010 annual shareholders meeting at 1:30 on April the 14th in the Mary Ricks Thornton Cultural Center in Kosciusko.  Please go ahead and vote your proxy even if you attend the meeting, which we encourage you to do.  The results of the first quarter of 2010 will also soon be available to you.

We are optimistic about the future.  This is a statement based upon empirical evidence, the history of credit cycles, a confidence in free enterprise, the American heritage of hard work and innovation, an awareness of the M&F Team of good citizens and good bankers and an abiding appreciation of Providential favor.  Thank you for your investment in First M&F.  We humbly ask for your continued support as we rebuild shareholder value.

Sincerely,

Hugh S. Potts, Jr.
Chairman and CEO